Exhibit (99)C

Statements Relating to Forward-Looking Information

Target and its representatives may, from time to time, make written or oral forward-looking statements. Those statements relate to developments, results, conditions or other events that management expects or anticipates will occur in the future. Without limiting the foregoing, those statements may relate to future revenues, earnings, store openings and store conversions, market conditions, new strategies and the competitive environment. Forward-looking statements are based on management’s then current views and assumptions and, as a result, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Any such forward-looking statements are qualified by the following, which contain certain of the important factors that could cause actual results to differ materially from those predicted by the forward-looking statements:

Competitive Pressures

The retail business is highly competitive. Each of our operations competes for customers, employees, locations, products, services and other important aspects of its business with many other local, regional and national retailers. Those competitors, some of which have a greater market presence than Target, include traditional and off-price store-based retailers, Internet and catalog businesses, drug stores, supermarkets, entertainment and travel providers and other forms of retail commerce. Unanticipated changes in the pricing and other practices of those competitors, including the effects of competitor liquidation activities, may impact our expected results.

Consumer Trends

It is difficult to predict what merchandise consumers will demand, particularly merchandise that is trend driven. A substantial part of our business is dependent on our ability to make trend right decisions for a wide variety of goods and services. Our business could also be impacted by consumer boycotts and other organized activities.  Failure to accurately predict constantly changing consumer tastes, preferences, spending patterns and other lifestyle decisions, or to effectively address consumer concerns, could adversely affect short-term results and long-term relationships with our guests.

Credit Card Operations

Our credit card operations facilitate sales in our stores and generate additional revenue from fees related to extending credit. Our ability to extend credit to our guests and to collect payments from them depends on many factors including compliance with federal and state banking, consumer protection and bankruptcy laws, any of which may change from time to time. Changes in credit card use, payment patterns and default rates may result from a variety of economic, legal, social and other factors that we cannot control or predict with certainty. Changes that adversely impact our ability to extend credit and collect payments could negatively affect our results.  In addition, our finance charge revenue is subject to changes in market levels of interest rates.

General Economic Conditions

General economic factors that are beyond our control impact our forecasts and actual performance. These factors include interest rates, recession, inflation, deflation, consumer credit availability, consumer debt levels, tax rates and policy, unemployment trends, energy costs and other matters that influence consumer confidence and spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude.

Labor Conditions and Costs

Our performance is dependent on attracting and retaining a large and growing number of quality team members. Many of those team members are in entry-level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling our costs is subject to external factors such as unemployment levels, minimum wage legislation and changing demographics.  In addition, our labor costs are influenced by health care and workers’ compensation costs, both of which have been rising in recent years.

Product Sourcing

The products we sell are sourced from a wide variety of domestic and international vendors. All of our vendors must comply with applicable laws and our required standards of conduct. Our ability to find qualified vendors and access products in a timely and efficient manner is a significant challenge which is typically even more difficult with respect to goods sourced outside the United States. Political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs, port security and events that could slow port activities and other factors relating to foreign trade are beyond our control and could impact our business.

Other Factors

Other factors that could cause actual results to differ materially from those predicted include:

•  weather;

•  changes in the availability or cost of capital;

•  the availability of suitable new store locations on acceptable terms;

•  shifts in the seasonality of shopping patterns;

•  labor strikes or other work interruptions;

•  the impact of excess retail capacity in our markets;

•  changes in the cost to us of accepting various payment methods, such as debit cards, and changes in the rate of utilization of these payment methods by our guests;

•  material acquisitions or dispositions;

•  investments in new business strategies;

•  the success or failure of significant new business ventures or technologies;

•  adverse results in material litigation;

•  actions taken or omitted to be taken by legislative, regulatory, judicial and other governmental authorities and officials;

•  our ability to react in a timely manner and maintain our critical business processes and information systems capabilities in a disaster recovery situation; or

•  natural disasters, the outbreak of war, acts of terrorism or other significant national or international events.

The foregoing list of important factors is not exclusive and management does not undertake to revise any forward-looking statement to reflect events or circumstances that occur after the date the statement is made.